Exhibit 5.1

December 2, 2015

ARC Group Worldwide, Inc.

810 Flightline Boulevard

Deland, FL 32724

Re: Registration Statement on Form S¬8

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by ARC Group Worldwide, Inc. (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”). The Registration Statement relates to the registration of 950,000 shares of the Company’s common stock, par value $0.0005 per share (the “Shares”) related to the Company’s 2015 Equity Incentive Plan (the “Plan”).

It is our opinion that the Shares have been duly authorized and, when issued and sold in the manner described in the Plan and pursuant to the agreements which accompany the Plan, the Shares will be legally and validly issued, fully-paid, and non-assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever it appears in the Registration Statement.  In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Very truly yours,

/s/ Jones Waldo Holbrook & McDonough

JONES WALDO HOLBROOK & MCDONOUGH, Professional Corporation